EXHIBIT 99.4

SUMMARY

As used herein, unless otherwise indicated: (i) the “Company,” “we,” “our,” “us” or similar terms refer collectively to Sanchez Energy Corporation and its operating subsidiaries; (ii) the “Catarina acquisition” refers to our recently completed acquisition of approximately 106,000 net acres in our Catarina area; and (iii) the “Catarina assets” refers to the assets that we acquired in the Catarina acquisition.

As of September 8, 2014, our market capitalization was approximately $1.8 billion and we had preferred stock outstanding with an aggregate liquidation preference of $269 million and an as converted value of $385.6 million.

As of August 31, 2014, we have brought 73 new wells on-line since the beginning of 2014. We also had 58 wells in various stages of drilling, completion or initial flow back at that date. The resulting production rates achieved by this program, together with recent acquisitions, increased our second quarter 2014 sales volumes by approximately 164% over our second quarter 2013 sales volume to 1,859 mboe, of which 87% was crude oil and NGLs.  As of June 30, 2014, or proved reserves were 49% oil, 24% NGLs and 27% natural gas.

As of September 4, 2014 the Catarina assets have a backlog of 17 wells that have been drilled to total depth and cased but not yet completed. We have a dedicated frac spread on Catarina which has completed nine wells as of September 4, 2014, five of which are currently on flowback. We have also moved two rigs onto Catarina which have drilled three wells with a 13-day average spud to rig release. We expect the production from the Catarina assets to ramp up towards the end of 2014 as these additional wells are brought online and we continue our development drilling program.

We recently spud our second operated well in Wilkinson County, Mississippi in our Tuscaloosa Marine Shale acreage.

The Catarina acquisition would have increased production by approximately 19,709 boe/d over the Company’s 20,437 boe/d average rate for the second quarter of 2014. Total proved reserves as of June 30, 2014 totaled 117 mmboe, 57 mmboe attributable to the Catarina acquisition, an increase of over 95% to year-end 2013 reserves of 59 mmboe.  Proved developed reserves increased by 25 mmboe as a result of the Catarina acquisition.

The following table provides information regarding our proved reserves by area as of June 30, 2014:

	Estimated Total Proved Reserves
	Oil	NGLs	Natural Gas	Total			PV-10
	(mmbbls)	(mmbbls)	(bcf)	(mmboe)	% Liquids	% Developed	(in millions)

Catarina	11.8	20.7	145.2	56.8	57%	44%	$590.6
Marquis	11.9	1.4	6.4	14.3	93%	48%	343.9
Cotulla	17.1	3.1	19.5	23.4	86%	48%	561.8
Palmetto	16.3	2.9	18.2	22.2	86%	35%	481.0
Total	57.1	28.1	189.3	116.7	73%	44%	$1,977.3

The following table provides a reconciliation of PV-10 to the standardized measure for our proved reserves at June 30, 2014:

As of June 30,
2014

PV-10	$1,977.3
Present value of future income taxes discounted at 10%	(209.5)
Standardized Measure(1)	$1,767.8

(1)         Standardized measure is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities — Oil and Gas.

At June 30, 2014, 56% of our proved reserves were proved undeveloped. As of June 30, 2014, we were producing from 413 wells and had identified approximately 2,800 net locations for potential future drilling in our Eagle Ford Shale area.

Our average production, after giving pro forma effect to the Catarina acquisition, for the second quarter of 2014 was 40,146 boe/d, substantially all of which was from the Eagle Ford Shale. This compares to 7,726 boe/d, during the same period in 2013. Our total proved reserves at June 30, 2014 were 117 mmboe, an increase of 172% over the same period a year ago.

The following table sets forth information regarding combined net production of oil, NGL, and natural gas and certain price and cost information attributable to our properties for each of the periods presented:

	Pro Forma(1)	Historical
	Twelve Months Ended
	June 30,	Year Ended December 31,
	2014	2013	2012	2011
Production:
Oil (mbo)	6,896.4	2,908.6	417.9	145.9
Natural gas liquids (mbbl)	4,613.2	455.0	0.7	0.5
Natural gas (mmcf)	28,294.9	3,048.5	301.2	164.1
Net production volumes:
Total oil equivalent (mboe)	16,225.5	3,871.6	468.8	173.7
Average daily production (boe/d)	44.5	10,607.1	1,280.8	475.9
Average Sales Price(2):
Oil ($ per bo)	$95.53	$99.82	$101.40	$95.31
Natural gas liquids ($ per bbl)	$30.26	$28.60	$23.26	$47.62
Natural gas ($ per mcf)	$3.85	$3.64	$2.54	$3.59
Oil equivalent ($ per boe)	$55.92	$81.21	$92.07	$83.57
Average unit costs per boe:
Oil and natural gas production expenses	$9.91	$9.21	$7.26	$9.37
Production and ad valorem taxes	$2.56	$4.47	$4.53	$4.78
General and administrative(3)(4)	$3.15	$7.80	$24.95	$30.91
Depreciation, depletion, amortization and accretion	$24.08	$34.82	$33.96	$24.47

(1)         Pro forma only for the Cotulla, Wycross and Catarina acquisitions.

(2)         Excludes the impact of derivative instruments.

(3)         Pro forma for the twelve-months ended June 30, 2014, general and administrative excludes non-cash stock-based compensation expense of approximately $36.0 million ($5.62 per boe).

(4)         For the years ended December 31, 2013 and December 31, 2012, general and administrative excludes non-cash stock-based compensation expense of approximately $17.8 million ($4.58 per boe) and $25.5 million ($54.49 per boe), respectively. We did not have any stock-based compensation expense for the year ended December 31, 2011.

The Company anticipates reducing its elected commitment under its credit facility to $300 million in connection with a pending financing transaction, if completed.

As of September 5, 2014, our cash balance was approximately $300 million.

As of September 5, 2014, we had $0 drawn on our credit facility and no letters of credit outstanding.